SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

Cray Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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Preliminary Proxy Materials

NOTICE OF 2003 ANNUAL MEETING OF SHAREHOLDERS

Dear Cray Inc. Shareholder:

      You are cordially invited to attend the Annual Meeting of Shareholders of Cray Inc. which will be held on the 7th floor of our corporate headquarter offices, located at Merrill Place, 411 First Avenue South, Seattle, Washington 98104-2860, on May 21, 2003, at 2:00 p.m.

      At the Annual Meeting, shareholders will have the opportunity to vote on the following matters:

1.	Election of three directors to each serve a three-year term;

2.	Approval of an amendment to our Restated Articles of Incorporation to increase the number of authorized shares of common stock from 100 million to 120 million shares;

3.	Approval of the 2003 Stock Option Plan; and

4.	Any other business that may properly come before the meeting.

      If you were a shareholder of record on March 24, 2003, the record date for the Annual Meeting, you are entitled to vote on these matters.

      At the Annual Meeting, we will review our performance during the past year and comment on our outlook. You will have an opportunity to ask questions about Cray and our operations.

      Regardless of the number of shares you own, your vote is important. You may vote in one of the following methods: (1) by Internet; (2) by telephone; (3) by proxy card; or (4) in person at the Annual Meeting. Voting by the Internet or by telephone is fast, convenient and your vote is immediately confirmed and tabulated. You also help us reduce postage and proxy tabulation costs. Or you may sign and return the proxy card in the enclosed envelope. Even if you plan to attend the Annual Meeting, we urge you to vote at your earliest convenience by Internet, telephone or submitting the proxy card so we avoid further solicitation costs. Any shareholder attending the meeting may vote in person even if he or she has voted by Internet or by telephone or has returned a proxy card.

      Details of the business to be conducted at the Annual Meeting are more fully described in the accompanying Proxy Statement.

      We look forward to seeing you. Thank you for your ongoing support of and interest in Cray.

Sincerely,

JAMES E. ROTTSOLK
Chairman, President and Chief Executive Officer

Seattle, Washington

April 3, 2003

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
INFORMATION ABOUT OUR COMMON STOCK OWNERSHIP
INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS
The Board of Directors
The Committees of the Board
How We Compensate Directors
The Executive Officers
How We Compensate Executive Officers
Summary Compensation Table
STOCK PERFORMANCE GRAPH
DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD
Proposal 2: Approval of an Amendment to our Restated Articles of Incorporation
Proposal 3: Approval of the 2003 Stock Option Plan
Other Business
INFORMATION ABOUT SHAREHOLDER PROPOSALS AND NOMINATING DIRECTOR CANDIDATES
Shareholder Proposals
Director Candidates

PROXY STATEMENT

Page

Information About the Annual Meeting and Voting
Information About Our Common Stock Ownership
Information About Directors and Executive Officers
The Board of Directors
The Committees of the Board
How We Compensate Directors
The Executive Officers
How We Compensate Executive Officers
Stock Performance Graph
Discussion of Proposals Recommended by the Board
Election of Three Directors
Approval of an Amendment to our Restated Articles of Incorporation
Approval of the 2003 Stock Option Plan
Other Business
Information About Shareholder Proposals and Nominating Director Candidates
Shareholder Proposals
Director Candidates

IMPORTANT

           Whether or not you expect to attend in person, we urge you to vote at your earliest convenience. You may vote by Internet or by telephone, or sign, date and return the enclosed proxy card. Promptly voting by Internet or by telephone or returning the proxy card will save us the expense and extra work of additional solicitation. If you wish to return the proxy card by mail, an addressed envelope for which no postage is required if mailed in the United States, is enclosed for that purpose. Voting by Internet or by telephone or sending in your proxy card will not prevent you from voting your shares at the meeting if you desire to do so, as you may revoke your earlier vote.

Preliminary Proxy Materials

CRAY INC.

411 First Avenue South, Suite 600
Seattle, Washington 98104-2860

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS
May 21, 2003

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did you send me this Proxy Statement?

A:	We sent you this Proxy Statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote your shares of common stock at the 2003 Annual Meeting of Shareholders.

This Proxy Statement summarizes the information regarding the matters to be voted upon at the Annual Meeting. You do not need to attend the Annual Meeting, however, to vote your shares. You may vote by Internet or by telephone or complete, sign and return the enclosed proxy card.

We began sending this Proxy Statement out on or about April 3, 2003, to all shareholders entitled to vote. If you owned shares of our common stock at the close of business on March 24, 2003, the record date for the Annual Meeting, you are entitled to vote those shares. On the record date, there were XXXXXXX shares of our common stock outstanding, our only class of stock having general voting rights.

Q:	How many votes do I have?

A:	You have one vote for each share of our common stock that you owned on the record date. The proxy card indicates the number of shares you then owned.

Q:	How can I vote?

A:	You may vote by using the Internet, by telephone, by returning the enclosed proxy card or by voting in person at the Annual Meeting.

Q:	How do I vote by Internet or by telephone?

A:	For Shares Registered Directly in Your Name:

If your shares are registered directly in your name, you may vote on the Internet or by telephone through services offered by our transfer agent, Mellon Investors Services LLC. Internet voting is available at the following address: http://www.eproxy.com/ Cray. You should read this Proxy Statement and be prepared to vote, and have your 11-digit control number located on your proxy card available.

To vote by telephone, please use a touch-tone phone and call 1-800-435-6710 (toll-free). You will be asked to enter your 11-digit control number located on your proxy card.

You may vote by Internet or by telephone 24 hours a day, 7 days a week until 11 PM Eastern Daylight Time/ 8 PM Pacific Daylight Time on May 20, 2003, the day before the Annual Meeting.

For Shares Registered in the Name of a Brokerage Firm or Bank:

A number of brokerage firms and banks participate in a program for shares held in “street name” that offers Internet and telephone voting options. This program is different from the program provided by Mellon Investor Services LLC, for shares registered directly in the name of the shareholder. If your shares are held in an account at a brokerage firm or bank participating in this program, you may vote those shares by using the web site or calling the telephone number referenced on your voting form and following the instructions provided by your broker or banker.

Q:	How do I vote by proxy?

A:	If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board as follows:

1.	“for” electing the three nominees for Director,

2.	“for” approval of an amendment to our Restated Articles of Incorporation increasing the number of authorized shares of common stock, and

3.	“for” approval of the 2003 Stock Option Plan.

If any other matter is presented, your proxy will vote in accordance with his best judgment. At the time we printed this Proxy Statement, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this Proxy Statement.

Q:	May I change my vote or revoke my proxy?

A:	Yes. If you change your mind after you have voted by Internet or telephone or sent in your proxy card and wish to revote, you may do so by following these procedures:

1.	Vote again by Internet or by telephone;

2.	Send in another signed proxy with a later date;

3.	Send a letter revoking your vote or proxy to our Secretary at our offices in Seattle, Washington; or

4.	Attend the Annual Meeting and vote in person.

We will tabulate the latest valid vote or instruction that we receive from you.

Q:	How do I vote if I hold shares in my 401(k) account?

A:	Shares of our stock held in the Cray 401(k) Savings Plan and Trust (the “401(k) Plan”) are registered in the name of the Trustee of the 401(k) Plan, Fidelity Management Trust Company. Nevertheless, under the 401(k) Plan participants may instruct the Trustee how to vote the shares of our common stock allocated to their accounts.

The shares allocated under the 401(k) Plan can be voted by submitting voting instructions by Internet, by telephone or by mailing in a special proxy card with respect to the shares held in the participant’s account; this card has a blue stripe at the top. Voting of shares held in the 401(k) Plan must be completed by the close of business on Friday, May 16, 2003. These shares cannot be voted at the Annual Meeting and prior voting instructions cannot be revoked at the Annual Meeting. Otherwise, participants can vote these shares in the same manner as described above for shares held directly in the name of the shareholder.

The Trustee will cast votes for shares in the 401(k) Plan according to each participant’s instructions. If the Trustee does not receive instructions from a participant in time for the Annual Meeting, the Trustee will vote the participant’s allocated shares in the same manner and proportion as the shares with respect to which voting instructions were received.

Q:	How do I vote in person?

A:	If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. If your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee. The account statement or letter must show that you were the direct or indirect (beneficial) owner of the shares on March 24, 2003, the record date for the Annual Meeting.

Q:	What is the quorum requirement for the meeting?

A:	The quorum requirement for holding the meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What vote is required to approve each proposal?

A:	Proposal 1: Election of Three Directors

The three nominees for Director who receive the most votes will be elected. Accordingly, if you do not vote for a nominee, or you indicate “withhold authority to vote” for a nominee on your proxy card, your vote will not count either “for” or “against” the nominee.

Proposal 2: Approval of an Amendment to our Restated Articles of Incorporation

The affirmative vote of a majority of the outstanding shares of our common stock entitled to vote is required to approve the amendment to our Restated Articles of Incorporation to increase the number of authorized shares of common stock from 100 million to 120 million shares. If you do not vote, or if you abstain from voting, it has the same effect as if you voted against the proposal.

Proposal 3: Approval of the 2003 Stock Option Plan

To approve the 2003 Stock Option Plan, the number of shares voted in favor of the proposal must exceed the number of shares voted against. If you do not vote, or if you abstain from voting, it has no effect on this vote.

Q:	What is the effect of broker non-votes?

A:	If your broker holds your shares in its “street name” and does not receive voting instructions from you, your broker nevertheless may vote your shares on Proposals 1 and 2 but not on Proposal 3.

If a broker does not vote for a particular proposal, that is considered a broker non-vote. Broker non-votes will be counted for the purpose of determining the presence of a quorum.

A broker non-vote would have no effect on the outcome of Proposal 1, because only a plurality of votes cast is required to elect a Director. A broker non-vote on Proposal 2 would have the same effect as a vote against this proposal, because passage requires the affirmative vote by holders of a majority of the outstanding shares of common stock. Broker non-votes would not be considered as voted for or against Proposal 3 and would have no effect on this proposal.

Q:	Who will count the vote?

A:	Representatives of Mellon Investor Services LLC, our transfer agent, will serve as the Inspector of Elections and count the votes.

Q:	Is voting confidential?

A:	We keep all the proxies, ballots and voting tabulations private as a matter of practice. We let only our Inspector of Elections (Mellon Investor Services) examine these documents. We will not disclose your vote to our management unless it is necessary to meet legal requirements. We will forward to management, however, any written comments that you make on the proxy card or elsewhere.

Q:	Who pays the costs of soliciting proxies for the Annual Meeting?

A:	We will pay all the costs of soliciting these proxies. Although we are mailing these proxy materials, our officers and employees may also solicit proxies by telephone, by fax, via the Internet or other electronic means of communication, or in person. No additional compensation will be paid to officers or employees for their assistance in soliciting proxies. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you. W. F. Doring & Co., Inc. may help solicit proxies for an approximate cost of $4,500 plus reasonable expenses.

Q:	Who will be our independent auditors for 2003?

A:	The Board of Directors has appointed the firm of Deloitte & Touche LLP, certified public accountants, to serve as our auditors for 2003. Deloitte & Touche LLP has served as our auditors since 1987. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, and will have an opportunity to make a statement and to respond to appropriate questions.

Q:	What fees were billed by Deloitte & Touche LLP for its services in 2002?

A:	The aggregate fees billed by Deloitte & Touche LLP, including member firms and affiliates of Deloitte Touche Tohmatsu, for professional services rendered in 2002 were as follows:

Audit Fees: $501,000 for professional services rendered in connection with the audit of our consolidated annual financial statements and review of our quarterly financial statements;

Financial Information System Design and Implementation Fees: None

All Other Fees: $257,000 which are subcategorized as $130,000 for professional services in connection with consultation and consents related to SEC filings and registration statements, audits of employee benefit plans, statutory audits required by our foreign subsidiaries and consultation of accounting matters, $83,000 for professional fees for consultation related to tax planning and tax compliance for both U.S. and foreign income and other taxes, and $44,000 for assistance related to implementation of Section 404 of the Sarbanes-Oxley Act of 2002.

Q:	Whom should I call if I have any questions?

A:	If you have any questions about the Annual Meeting or voting, or your ownership of our common stock, please contact Kenneth W. Johnson, our Secretary, at (206) 701-2000. Mr. Johnson’s email is ken@cray.com.

INFORMATION ABOUT OUR COMMON STOCK OWNERSHIP

Q:	How much stock is owned by 5% shareholders, directors and executive officers?

A:	The following table shows, as of March 24, 2003, the number of shares of our common stock beneficially owned by the following persons: (a) all persons we know to be beneficial owners of at least 5% of our common stock, (b) our directors, (c) the executive officers named in the Summary Compensation Table and (d) all directors and executive officers as a group. As of March 24, 2003, there were shares of our common stock outstanding.

		Options or
		Warrants
	Common	Exercisable
	Shares	Within 60	Total Beneficial
Name and Address*	Owned	Days	Ownership(1)(2)	Percentage

5% Shareholders
Terren S. Peizer	—	5,157,408	5,157,408
11111 Santa Monica Blvd., #650 Los Angeles, CA 90025
Independent Directors
David N. Cutler	41,927	74,929	116,856	**
Daniel J. Evans	31,143	52,833	83,976	**
Kenneth W. Kennedy, Jr.	2,192	55,833	58,025	**
Stephen C. Kiely	15,000	61,333	76,333	**
William A. Owens	5,000	45,333	50,333	**
Named Executives
James E. Rottsolk	191,623	718,069	909,692
Burton J. Smith	251,295	692,709	944,004
Gerald E. Loe	60,136	244,071	304,207	**
David R. Kiefer	13,199	149,370	162,569	**
Kenneth W. Johnson	42,257	250,205	292,462	**
All Directors and Executive Officers as a group (14 persons)	664,755	2,512,730	3,177,485

*	Unless otherwise indicated, all addresses are c/o Cray Inc., 411 First Avenue South, Suite 600, Seattle, WA 98104-2860

**	Less than 1%

(1)	This table is based upon information supplied by the named executive officers, directors and 5% shareholders. Mr. Peizer has sole voting and dispositive powers regarding the shares of common stock underlying certain warrants, which are held of record by Laphroig LLC (warrants for 4,882,438 shares) and Chinaco LLC (warrants for 256,970 shares). Unless otherwise indicated in these notes and subject to community property laws where applicable, each of the listed shareholders has sole voting and investment power with respect to the shares shown as beneficially owned by such shareholder. The number of shares and percentage of beneficial ownership includes shares of common stock issuable pursuant to stock options and warrants held by the person or group in question which may be exercised or converted on March 24, 2003, or within 60 days thereafter.

(2)	The following persons disclaim beneficial ownership of the following shares:

•	Mr. Rottsolk disclaims beneficial ownership of 7,196 shares for which he has voting and dispositive powers as custodian for his son and nieces and nephews under the Washington Uniform Gifts to Minors Act.

•	Mr. Johnson disclaims beneficial ownership of 2,600 shares for which he has voting and dispositive powers as a trustee of trusts for the benefit of his children, 100 shares owned by his wife and 500 shares owned by a child.

Section 16(a) Beneficial Ownership Reporting Compliance

Q:	Did directors, executive officers and greater-than-10% shareholders comply with Section 16(a) beneficial ownership reporting in 2002?

A:	Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and greater-than-10% shareholders file reports with the SEC on their initial beneficial ownership of our common stock and any subsequent changes. They must also provide us with copies of the reports.

      We are required to tell you in this Proxy Statement if we know about any failure to report as required. We reviewed copies of all reports furnished to us and obtained written representations that no other reports were required. Based on this, we believe that all of these reporting persons complied with their filing requirements for 2002, except that the following directors and officers filed reports on the indicated number of transactions late: Mr. Cutler–2; Mr. Evans–1; Mr. Kennedy–1; Mr. Kiely–1; Mr. Owens–2; Mr. Thornton–1; Mr. Jehn–2; Mr. Johnson–2; Ms. Kaiser–2; Mr. Kiefer–2; Mr. Loe–3; Mr. Rottsolk–2; Mr. Russell–1 and Mr. Smith–2.

INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

The Board of Directors

      The Board of Directors oversees our business and affairs and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with the Chief Executive Office, other key executives and our principal external advisers (legal counsel and outside auditors), by reading the reports and other materials that we send them regularly and by participating in Board and committee meetings.

      The Board met five times during 2002. Each director attended at least 75% of the meetings of the Board and committees on which they serve except for Mr. Cutler and Mr. Owens.

     The Committees of the Board

      The Board has an Audit Committee, a Compensation Committee and a Nominating Committee. None of the Directors who serve as members of these committees is, or has ever been, one of our employees except that Mr. Rottsolk and Mr. Smith serve on the Nominating Committee. We also have an Executive Committee.

      Audit Committee. The Audit Committee meets with financial management and the independent auditors, and recommends the selection of the independent auditors to the Board, approves the scope of the annual audit by the independent auditors, and reviews audit findings and accounting policies and financial controls and procedures. Messrs. Evans and Owens served in 2002 and currently serve on the Audit Committee; Dean D. Thornton served on the Audit Committee and was Chairman throughout 2002 and in 2003 until his death in late February 2003. The Audit Committee met six times during 2002.

      The Audit Committee has adopted a charter approved by the Board of Directors. As our securities are listed on The Nasdaq Stock Market, we are governed by its listing standards. All the members of the Audit Committee meet the independence standards of Rule 4200(a)(14) of The Nasdaq Stock Market. The report of the Audit Committee regarding its review of the financial statements and other matters is set forth below.

      Compensation Committee. The Compensation Committee reviews the compensation of our Chief Executive Officer and approves the elements of compensation for the other executive officers. The Compensation Committee administers our stock option plans and grants options to the executive officers. The Compensation Committee evaluates existing and proposed employee benefit plans and may propose plan changes to the Board.

      Each year, the Compensation Committee reports to you on executive compensation. The Compensation Committee’s Report on Executive Compensation for 2002 is set forth below beginning on page 12. Messrs. Cutler, Kennedy and Kiely served in 2002 and currently serve as members of the Compensation Committee, with Mr. Kiely serving as Chairman. Terren S. Peizer served on the Compensation Committee until his resignation from the Board in early February 2002. The Compensation Committee met once formally and twice informally during 2002.

      Nominating Committee. The Nominating Committee reviews and recommends qualified candidates to the Board for election as directors and considers suggestions from our shareholders. The Nominating Committee also reviews and recommends qualified candidates for senior executive positions. For information about how shareholders may recommend candidates for directors, see below on page 23 under “Information About Shareholder Proposals and Nominating Director Candidates.” Messrs. Kiely, Rottsolk and Smith served in 2002 and currently serve on the Nominating Committee, with Mr. Kiely serving as Chairman. The Nominating Committee met once formally and several times informally in 2002.

      Executive Committee. The Executive Committee meets or takes written action in lieu of a meeting or action by the full Board. The Executive Committee has the same level of authority as the full Board, except that it cannot amend our Bylaws, recommend any action that requires the approval of our shareholders or take any other action not permitted to be delegated to a committee under Washington law. Messrs. Rottsolk and Smith served in 2002 and currently serve on the Executive Committee, with Mr. Smith serving as Chairman. The Executive Committee met once in 2002.

      Audit Committee Report. The Audit Committee of the Board of Directors has furnished the following report:

      Our management has the responsibility for the financial statements and for their integrity and objectivity. To help fulfill this responsibility, management maintains a system of internal controls designed to provide reasonable assurance that assets are safeguarded against loss or unauthorized use and that transactions are executed in accordance with management’s authorizations and are reflected accurately in our records. The Audit Committee oversees the fulfillment by management of its responsibilities over financial controls and the preparation of the financial statements. The Audit Committee has reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2002, and discussed such statements with management and the Company’s independent auditors, Deloitte & Touche LLP, including discussions concerning the quality of accounting principles, reasonableness of significant judgments and disclosures in the financial statements.

      The Audit Committee also has discussed with the Company’s independent auditors such matters relating to the performance of the audit as are required to be discussed by Statements of Auditing Standards No. 61 (Communications with Audit and Finance Committees, as amended). Additionally, the Committee has discussed with the independent auditors their independence with respect to the Company and considered whether their provision of non-audit services is compatible with maintaining that independence. In this consideration, the Committee reviewed the fees billed by the independent auditors as disclosed elsewhere in this Proxy Statement. The Company has received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1.

      In reliance on the reviews and discussions referred to above, the Committee has recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

The Audit Committee

Daniel J. Evans
William A. Owens

     How We Compensate Directors

      We have not provided cash compensation to directors for serving on the Board or committees. We reimburse the directors for travel and related expense incurred in attending shareholder, Board and committee meetings and providing services on our behalf. In light of the Sarbanes-Oxley Act of 2002 and subsequent regulatory rulemaking, we are reviewing the appropriate compensation arrangements for directors but have reached no final decision.

      Stock Option Awards. The Board’s current policy is to grant to each independent director, on the date of the Annual Meeting, options for 20,000 shares of our common stock, vesting over three years and with an exercise price equal to the market value of our common stock on the date of the Annual Meeting. In addition, each independent director currently has been granted an option to purchase 10,000 shares of our common stock upon the director’s initial election to the Board. This option has vested immediately and has been granted with an exercise price equal to the market value of our common stock on the date on which the director is initially elected to the Board. Messrs. Cutler, Evans, Kennedy, Kiely and Owens each would receive an option for 20,000 shares at the market value of our common stock on the date of the 2003 Annual Meeting, assuming approval of the 2003 Stock Option Plan by our shareholders.

The Executive Officers

How We Compensate Executive Officers

      The tables on pages 9 through 11 show salaries, bonuses and other compensation paid during the last three years, options granted and exercised in 2002, and option values as of year-end 2002 for both individuals who served as President and Chief Executive Officer in 2002 and our next four most highly compensated executive officers.

Summary Compensation Table

		Annual Compensation
					Long-Term
					Compensation	All Other
				Other Annual		Compen-
Name and Principal Position	Year	Salary	Bonus(1)	Compensation	Options	sation(2)

James E. Rottsolk(3)	2002	$300,000	$429,750	—	615,872	$86,709
Chairman, President and	2001	$291,095	—	—	60,000	$4,198
Chief Executive Officer	2000	$221,400	—	—	250,000	$5,850
Michael P. Haydock(4)	2002	$71,104	$100,000	$328,896	—	$2,750
President and Chief	2001	$133,333	—	—	900,000	$2,645
Executive Officer
Burton J. Smith	2002	$236,000	$180,304	—	263,962	$7,836
Chief Scientist	2001	$235,095	—	—	40,000	$7,836
	2000	$221,400	—	—	250,000	$5,850
Gerald E. Loe(5)	2002	$227,500	$219,650	$91,040	469,961	$30,019
Vice President — Worldwide	2001	$215,470	—	—	50,000	$3,324
Sales and Services	2000	$171,083	—	—	120,000	$2,252
David R. Kiefer	2002	$210,000	$160,440	—	256,365	$36,909
Vice President — Product	2001	$207,500	—	—	40,000	$4,226
Engineering and Manufacturing	2000	$124,167	—	—	160,000	$2,608
Kenneth W. Johnson	2002	$210,000	$160,440	—	190,889	$11,270
Vice President — Legal	2001	$206,720	—	—	40,000	$4,700
and General Counsel	2000	$174,875	—	—	70,000	$5,028

(1)	Bonuses are shown for the year earned. The 2002 bonuses were paid in 2003. No executive bonuses were declared for 2001 or 2000.

(2)	All Other Compensation includes premiums for group term life insurance policies (Mr. Rottsolk — $4,386, Mr. Smith — $5,2ll, Mr. Loe — $1,766, Mr. Kiefer — $1,601 and Mr. Johnson — $3,828) and our matching contributions under our 401(k) Plan (Mr. Rottsolk — $2,998, Mr. Haydock — $2,750, Mr. Smith — $2,625, Mr. Loe — $3,000, Mr. Kiefer — $3,000 and Mr. Johnson — $3,000). In 2001 we ceased accruing vacation pay for officers. In May 2002 we offered the officers the opportunity to use their accrued vacation pay to exercise stock options in order to increase their equity ownership. The tables below setting forth information on option grants and exercises in 2002 include these options, which expired on June 30, 2002. The following amounts, also included under All Other Compensation above, reflect the amount of accrued vacation pay used by each officer to exercise these options: Mr. Rottsolk — $79,325, Mr. Loe — $25,252, Mr. Kiefer — $32,308 and Mr. Johnson — $4,442.

(3)	Mr. Rottsolk was our President and Chief Executive Officer through September 30, 2001. He was re-appointed to those positions on March 4, 2002. He was Chairman for all of 2002.

(4)	Mr. Haydock was our President and Chief Executive Officer from October 1, 2001, until his resignation on March 4, 2002. In connection with Mr. Haydock’s resignation, and the receipt of a full release from him, we agreed to continue paying his monthly salary of $33,333 through March 15, 2004, and to pay $137,500 to him on each of October 1, 2003, and October 1, 2004. Payments to Mr. Haydock following his resignation are shown under Other Annual Compensation. Due to his resignation, options for 750,000 shares granted to him in 2001 did not vest and were cancelled.

Option Grants in 2002

      The following table provides information on option grants in 2002 to each of the executive officers named in the Summary Compensation Table.

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise		Grant Date
	Options	Employees in	Price	Expiration	Present
Name	Granted(1)	Fiscal Year(2)	Per Share	Date	Value(3)

James E. Rottsolk	100,000	2.11%	$2.21	4/12/2012	$188,272
	15,872	0.33%	$3.40	6/30/2002	$45,973
	500,000	10.54%	$3.95	8/26/2012	$1,682,523
Michael P. Haydock	—	—	—	—	—
Burton J. Smith	50,000	1.05%	$2.21	4/12/2012	$94,136
	13,962	0.29%	$3.40	6/30/2002	$40,441
	200,000	4.22%	$3.95	8/26/2012	$673,009
Gerald E. Loe	54,639	1.15%	$1.82	9/30/2002	$84,716
	60,000	1.27%	$2.21	4/12/2012	$112,963
	5,052	0.11%	$3.40	6/30/2002	$14,633
	350,000	7.38%	$3.95	8/26/2012	$1,177,766
David R. Kiefer	50,000	1.05%	$2.21	4/12/2012	$94,136
	6,365	0.13%	$3.40	6/30/2002	$18,436
	200,000	4.22%	$3.95	8/26/2012	$673,009
Kenneth W. Johnson	40,000	0.84%	$2.21	4/12/2012	$75,309
	889	0.02%	$3.40	6/30/2002	$2,575
	150,000	3.16%	$3.95	8/26/2012	$504,757

(1)	The options granted in 2002 generally are exercisable 25% after the first year, and thereafter become exercisable ratably per month over the next 36 months, except that the options with an expiration date of June 30, 2002, were immediately exercisable when granted. Of Mr. Rottsolk’s options that expire on August 26, 2012, options for 200,000 shares are exercisable upon the earlier of (a) one or more additions to the Cray executive team that materially strengthen the team’s operational capabilities are made before August 26, 2003, or (b) August 26, 2007. Vesting for all options is accelerated upon death or permanent disability and under certain circumstances following a change of control. Generally, all of the executive officers’ options will expire ten years from the date of grant or earlier if employment terminates except the options that expired on June 30, 2002.

(2)	We granted options for an aggregate of 4,742,908 shares to employees in 2002.

(3)	We used a modified Black-Scholes model of option valuation to determine grant date present value. We do not agree that the Black-Scholes model can properly determine the value of an option.

      Calculations for the named executive officers are based on an expected 8.2-year option term. Other assumptions used for the valuations are:

•	risk-free interest rate of 3.8%;

•	annual dividend yield of 0%; and

•	volatility of 95%.

      We did not adjust the model for non-transferability, risk of forfeiture or vesting restrictions. The actual value, if any, a named executive officer receives from a stock option will depend upon the amount by which the market value of our common stock exceeds the exercise price of the option on the date of exercise. There can be no assurance that the amount stated as “Grant Date Present Value” will be realized.

Aggregated Option Exercises in 2002 and Values as of Year-End 2002

      The following table provides information, with respect to each of the executive officers named in the Summary Compensation Table, regarding stock options exercised by such officers during 2002 and the value of unexercised options held by them at December 31, 2002.

			Shares Underlying		Value of Unexercised
			Unexercised Options at		In-the-Money Options at
	Shares		December 31, 2002		December 31, 2002(1)
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

James E. Rottsolk	15,872	$16,983	654,526	709,590	$377,446	$636,670
Michael P. Haydock(2)	150,000	$169,500	—	—	—	—
Burton J. Smith	—	—	644,792	348,756	$367,712	$275,836
Gerald E. Loe	59,691	$121,787	208,863	473,337	$93,865	$411,251
David R. Kiefer	6,365	$6,811	114,998	335,002	$114,998	$335,002
Kenneth W. Johnson	889	$951	226,247	233,753	$146,665	$213,335

(1)	“In-the-money” stock options are options for which the exercise price is less than the market price of the underlying stock on a particular date. On December 31, 2002, the last sales price of our common stock on the Nasdaq National Market System was $7.67.

(2)	Mr. Haydock exercised his options following his resignation from the Company.

Management Agreements and Policies

      When Michael P. Haydock joined us as President and Chief Executive Officer in October 2001, we entered into an agreement with him regarding his compensation and payments upon his separation from us. In connection with Mr. Haydock’s resignation in March 2002, and the receipt of a full release from him, we agreed to continue paying his monthly salary of $33,333 through March 15, 2004, and to pay $137,500 to him on each of October 1, 2003, and October 1, 2004.

      We have entered into Management Continuation Agreements with certain of our employees, including our current executive officers named in the Summary Compensation Table. Pursuant to these agreements, each such officer or employee is eligible to receive, in the event that his or her employment is terminated within three years following a change-of-control, other than for just cause, death, disability, retirement or resignation other than for good reason, as such terms are defined in the agreement, an amount equal to two times his or her annual compensation, continuation of health benefits and group term life insurance for twenty-four months thereafter and the acceleration of vesting for all options held. If these severance payments were to constitute

“excess parachute payments” for federal income tax purposes, we have agreed to pay any excise taxes due with respect to those “excess parachute payments,” and any further excise taxes and federal and state income taxes due with respect to these additional payments, so that the employee receives the same after-tax compensation the employee would have received had the tax provisions regarding such parachute payments not been enacted.

      Under the Management Continuation Agreements, “annual compensation” means the wages, salary and incentive compensation the employee received in the calendar year immediately prior to the termination. A “change of control” includes a 50% or greater change in voting power immediately following a merger or acquisition and certain changes in the composition of the Board of Directors during a thirty-six month period not initiated by our Board of Directors.

      In October 2002 the Board adopted an Executive Severance Policy that covers our officers, including the executive officers named in the Summary Compensation Table. This policy primarily applies to terminations of employment without cause or resignations for good reason (as such terms are defined in the policy); this policy does not apply if the Management Continuation Agreements described above are applicable and does not apply to terminations due to death, disability or retirement. If applicable, this policy provides for continuation of base salary, exclusive of bonus, for varying periods. For the Chief Executive Officer, the period is twelve months plus one month for each year of service as an officer up to a maximum of fifteen months; for senior vice presidents, the period is nine months plus one month for each year of service as an officer up to a maximum of twelve months; and for other vice presidents, the period is six months plus one month for each year of service as an officer up to a maximum of nine months. This policy also provides for continued payment of our portion of medical, dental, vision and life insurance benefits, extension of a period to exercise stock options if permitted by the applicable option agreement and executive outplacement services. To receive these benefits the officer must provide a general release and continue to comply with his or her confidentiality and other agreements with us. Our obligations under this policy are unfunded and the Board has the express right to modify or terminate this policy at any time.

Report on Executive Compensation for 2002 by the Compensation Committee

      The Compensation Committee of the Board of Directors is responsible for setting and administering the policies governing annual compensation of the executive officers, including the annual management bonus plan and our stock option plans. The Committee is composed exclusively of directors who are neither our employees nor our former employees nor eligible to participate in any of our executive compensation programs other than as directors under our 1999 Stock Option Plan and, if approved by the shareholders, the 2003 Stock Option Plan.

      Philosophy. The Committee’s compensation philosophy is to provide salary, bonus and equity incentives to our officers and other employees through programs designed to attract and retain the best personnel to allow us to achieve our goals and maintain our competitive posture. We seek to foster an environment that rewards superior performance and aligns the interests of our employees to those of our shareholders through equity incentives.

      Annual Salary and Bonus Plan. The Committee reviews with the Chief Executive Officer and approves, with modifications it deems appropriate, an annual compensation plan for our executive officers. In making individual base salary decisions, the Committee considers each officer’s duties, the quality of the individual’s performance, the individual’s potential, market compensation practices, the contribution the officer has made to our overall performance, our financial status and salary levels in comparable high technology companies. The Committee also compares the salary of each officer with other officers’ salaries, taking into account the number of years employed by us, the possibility of future promotions and the extent and frequency of prior salary adjustments.

      Our management bonus plan is a material element of the annual compensation program for our executive officers and other key employees. The 2002 management bonus plan provided for bonuses as a percentage of salary based on our achieving certain specified goals regarding net operating income and, with respect to each executive officer, the officer meeting certain individual performance goals. For 2002, the Committee granted bonuses to each of our executive officers, including the executive officers named in the Summary Compensation Table, based on the level of the Company’s net operating income in 2002. The 2003 management bonus plan is essentially the same as the 2002 plan but based on substantially increased objectives for net operating income in 2003.

      Equity. In determining the amount of equity compensation to be awarded to executive officers in any fiscal year, the Committee considers the current stock ownership of the officer, relevant industry experience, the impact of the officer’s contribution, the number of years each officer has been employed by us, the possibility of future promotions, the extent and frequency of prior option grants and the officer’s unvested stock option position. Options have been granted subject to four-year vesting periods to encourage the officers and key employees to remain in the employ of the Company. In 2002 additional stock option grants were issued to officers to refresh their unvested stock option position.

      Chief Executive Officer. The Committee reviews and sets the base salary of Mr. Rottsolk, the Chief Executive Officer, using the same process as with other executive officers as well as an assessment of his past performances, and its expectations as to his future performances in leading us and our business. Mr. Rottsolk participates in the bonus and stock option plans on the same basis as with the other executive officers.

      Section 162(m). Section 162(m) of the Internal Revenue Code limits to $1 million per person the amount that we may deduct for compensation paid to any of our most highly compensated officers in any year. The levels of salary and bonus paid by us do not exceed this limit. Under IRS regulations, the $1 million limit on deductibility does not apply to compensation received through the exercise of stock options that meet certain requirements. It is our current policy generally to grant options that meet those requirements.

The Compensation Committee

Stephen C. Kiely, Chairman
David N. Cutler
Kenneth W. Kennedy, Jr.

Compensation Committee Interlocks and Insider Participation

      The members of the Compensation Committee during 2002 were Stephen C. Kiely, David N. Cutler, Kenneth W. Kennedy, Jr., and, until February 2002, Terren S. Peizer. For information regarding fees paid to Mr. Peizer after his departure from the Board and the Compensation Committee and in connection with our financing activities, see “Certain Transactions” below. No member of the Compensation Committee was an officer or employee of us or any of our subsidiaries in 2002 or formerly.

     Certain Transactions

      In connection with exercises of stock options by Mr. Loe in 1997, we loaned Mr. Loe $147,273. Mr. Loe gave us a promissory note due in December 2004 and currently bearing interest at a compounded rate of 2.5% per year. With accrued interest, Mr. Loe owed us a total of $182,079.53 at the end of 2002. On March 21, 2002, we entered into an agreement with Mr. Loe that we would forgive 50% of that loan on December 31, 2002, 25% on December 31, 2003, and the remaining 25% on December 31, 2004, if Mr. Loe continued to be employed by us on those dates. Pursuant to that agreement, we forgave $91,039.76 of Mr. Loe’s note on December 31, 2002. After this loan was extended and we entered into the forgiveness agreement, the Sarbanes-Oxley Act of 2002 was enacted; this legislation prohibits such extensions of credit to executive officers and, accordingly, we will make no future such extensions of credit.

      As part of a financing completed in February 2002 under our shelf registration statement in which we raised gross proceeds of $3,900,000, we paid a finder’s fee of $273,000 to Terren S. Peizer, who beneficially owns more than 5% of our common stock. As part of a financing completed in September 2002 under our shelf registration statement in which we raised gross proceeds of $10,000,000, we paid a finder’s fee of $700,000 to Mr. Peizer.

STOCK PERFORMANCE GRAPH

      The graph below compares the cumulative total return to shareholders for our common stock with the comparable return of the Nasdaq Stock Market (U.S. companies) Index and the Nasdaq Computer Manufacturer Stocks Index.

      The graph assumes that you invested $100 in our common stock on December 31, 1997, and that all dividends were reinvested. We have never paid cash dividends on our common stock. All return information is historical and is not necessarily indicative of future performance.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG OUR COMMON STOCK,

THE NASDAQ STOCK MARKET (U.S. COMPANIES) INDEX AND THE NASDAQ
COMPUTER MANUFACTURER STOCKS INDEX THROUGH DECEMBER 31, 2002

	12/31/97	12/31/98	12/31/99	12/31/00	12/29/01	12/31/02

Cray Inc.	100.0	41.0	29.5	9.8	12.3	50.3
Nasdaq Stock Market (U.S.)	100.0	141.0	261.5	157.4	124.9	86.3
Nasdaq Computer Manufacturer Stocks	100.0	217.5	461.6	260.0	179.1	119.0

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD

Proposal 1:     Election of Three Directors

      Our Bylaws fix the number of members of our Board at eight. Seven directors, divided into three classes, presently serve on our Board of Directors for three-year terms. Four of these seven directors will continue to serve according to their previous elections. The Board has nominated Messrs. Kiely, Owens and Smith for reelection to the Board, each to hold office until the Annual Meeting in 2006.

      Dean D. Thornton, who joined our Board in January 2000, died in late February 2003. Until his death, Mr. Thornton served as Chairman of the Audit Committee. Mr. Thornton contributed significantly to the Board and our Company. The Board is in the process of filling that vacancy but has not elected a replacement at this time.

      We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his term, or the Board increases the number of directors, the Board may fill the vacancy.

Nominees for Directors whose Terms Expire in 2006

      Board Recommendation. The Board of Directors recommends that you vote “for‘the election of all nominees for director.

     Stephen C. Kiely

      Mr. Kiely, 57, joined our Board in December 1999. He is Chairman and Chief Executive Officer of Stratus Technologies Inc., headquartered in Maynard, Massachusetts. Mr. Kiely has served in his present position at Stratus since February 1999 when Stratus was purchased from Ascend Communications. Mr. Kiely joined Stratus in 1994 and held various executive positions with Stratus, becoming President of the Stratus Enterprise Computer division in 1998. Prior to joining Stratus, Mr. Kiely held a number of executive positions with several information technology companies, including EON Corporation, Bull Information Systems, Prisma, Inc., Prime Computer and IBM. Mr. Kiely is a past member of the Advisory Council for the School of Engineering at Rice University, has served as a board member of the Massachusetts Technology Park Corporation and was a member of an advisory board to the President of the State University of New York at New Paltz. Mr. Kiely received his B.A. in Mathematics at Fairfield University and his M.S. in Management at the Stanford University Graduate School of Business.

     William A. Owens

      Mr. Owens, 62, joined our Board in February 2001. Mr. Owens is Vice Chairman and Co-Chief Executive Officer of Teledesic LLC. Previously, he was President, Chief Operating Officer and Vice-Chairman of Science Applications International Corporation (SAIC). He also served as Vice-Chairman of the Joint Chiefs of Staff; Deputy Chief of Naval Operations for Resources, Warfare Requirements and Assessments; commander of the U.S. Sixth Fleet; senior military assistant to Secretaries of Defense Frank Carlucci and Dick Cheney; and director of the Office of Program Appraisal for the Secretary of the Navy. Mr. Owens serves on the boards of Teledesic LLC, Symantec, Inc., Microvision, Inc., Polycom, Inc., TIBCO Inc., British American Tobacco Industries, p.l.c., Nortel Networks Corporation, Telstra Corporation Limited, ViaSat, Inc. BIOLASE Technology, Inc. and Metal Storm LLC. In addition, he is a director of the Carnegie Foundation and the Department of Defense’s Defense Policy Board. He is a graduate of the U.S. Naval Academy, with a bachelor’s degree in mathematics. He also holds bachelor’s and master’s degrees in politics, philosophy and economics from Oxford University and a master’s in management from George Washington University.

Burton J. Smith

      Mr. Smith, 62, is one of our co-founders and has been our Chief Scientist and a director since early 1988. He served as Chairman from 1988 to 1999. Mr. Smith is a recognized authority on high performance computer architecture and programming languages for parallel computers. He is the principal architect of the Cray MTA™ system and heads our Cascade project. Mr. Smith was a Fellow of the Supercomputing Research Center (now the Center for Computing Sciences), a division of the Institute for Defense Analyses, from 1985 to 1988. He was honored in 1990 with the Eckert-Mauchly Award given jointly by the Institute for Electrical and Electronic Engineers and the Association for Computing Machinery, and was elected a Fellow of both organizations in 1994. In February 2003 he was elected as a member of the National Academy of Engineering. Mr. Smith received his S.M., E.E. and Sc.D. degrees from the Massachusetts Institute of Technology.

Continuing Directors

      Information about each of our continuing directors is set forth below.

Directors whose Terms Expire in 2004

David N. Cutler

      Mr. Cutler, 61, joined our Board in 1993. Mr. Cutler joined Microsoft Corporation in 1988 as Engineering Manager of Operating System Development and has been responsible for Windows NT development. He currently holds the position of Senior Distinguished Engineer. Prior to joining Microsoft, he was Senior Corporate Consultant at Digital Equipment Corporation. During his tenure at Digital, he managed DecWest in Bellevue, Washington, which produced the VAXELN operating system and the first Microvax computer. He previously managed the development of VMS and RSX 11 M, principal operating systems for DEC computers.

Daniel J. Evans

      Mr. Evans, 77, joined our Board in 1990. Since 1989, Mr. Evans has been Chairman of Daniel J. Evans Associates, a consulting firm. He served as United States Senator from the State of Washington from 1983 to 1989; Chairman of the Pacific Northwest Power and Conservation Planning Council from 1981 to 1983; President of the Evergreen State College in Olympia, Washington from 1977 to 1983; and for three terms as Governor of the State of Washington from 1965 to 1977. Mr. Evans is a director of Flow International Corporation, Western Wireless, Inc., Archimedes Technology Group, Costco Wholesale Corporation and the National Information Consortium, and a member of the Board of Regents of the University of Washington. Mr. Evans received his M.S. degree in civil engineering from the University of Washington.

Directors whose Terms Expire in 2005

Kenneth W. Kennedy, Jr.

      Professor Kennedy, 57, joined our Board in 1989. He is the John and Ann Doerr Professor of Computational Engineering at Rice University and also is currently Director of the Center for High Performance Software at Rice University. He directed the National Science Foundation Center for Research on Parallel Computation from 1989 to January 2000. From 1997 to 1999, Professor Kennedy served as Co-Chair of the President’s Information Technology Advisory Committee and currently remains a member of that committee. He is a Fellow of the Institute of Electrical and Electronics Engineers, the Association for Computing Machinery, and the American Association for the Advancement of Science and has been a member of the National Academy of Engineering since 1990. In 1999, he was named recipient of the ACM SIGPLAN Programming Languages Achievement Award, the third time this award was given. He received his M.S. and Ph.D. from New York University.

James E. Rottsolk

      Mr. Rottsolk, 58, is one of our co-founders and serves as Chairman, President and Chief Executive Officer. He served as our President and Chief Executive Officer from our inception in 1987 through September 2001, and was reappointed to those positions in March 2002. He has served as Chairman of the Board since December 2000. Prior to 1987, Mr. Rottsolk served as an executive officer with several high technology companies. Mr. Rottsolk received his B.A. from St. Olaf College and his A.M. and J.D. degrees from the University of Chicago.

Proposal 2:     Approval of an Amendment to our Restated Articles of Incorporation

      We propose to amend Article II (A) of our Restated Articles of Incorporation to increase the number of authorized shares of common stock from 100 million to 120 million shares.

      As amended, Article II(A) of our Restated Articles of Incorporation would read:

      “A.     Authorized Capital. The Corporation is authorized to issue a total of one hundred twenty-five million (125,000,000) shares, consisting of one hundred twenty million (120,000,000) shares of $.01 par value to be designated “Common Stock” and five million (5,000,000) shares of $.01 par value to be designated “Preferred Stock.” Subject to any rights expressly granted to Preferred Stock issued pursuant to Paragraph B of this Article, the Common Stock shall have all the rights ordinarily associated with common shares, including but not limited to general voting rights, general rights to dividends, and liquidation rights. The Preferred Stock shall have the rights and preferences described in Paragraph B of this article or in a resolution of the Board of Directors adopted pursuant to Paragraph B.”

      As of March 24, 2003, we had 3,125,000 shares of preferred stock issued and outstanding of an authorized 5,000,000 shares of preferred stock and                        million shares of common stock issued and outstanding and had reserved approximately XXX million shares of common stock for issuance under existing convertible securities, warrants and employee benefit plans. If the 2003 Stock Option Plan were approved by the shareholders, our total issued and reserved shares of common stock would be approximately 98.2 million shares of a total authorized 100 million shares of common stock.

      Our preferred stock is undesignated, except for the 3,125,000 shares of Series A Convertible Preferred Stock presently held by NEC Corporation. The Board of Directors, without shareholder approval, may issue the preferred stock with voting and conversion rights which could materially and adversely affect the voting power of the holders of common stock, and could also decrease the amount of earnings and assets available for distribution to the holders of common stock. Any shares of Series A Convertible Preferred Stock sold by NEC Corporation automatically convert into common stock. If no shares of Series A Convertible Preferred Stock then remain outstanding, the Board, without shareholder approval, can authorize an amendment to our Restated Articles of Incorporation to restore the 3,125,000 shares of Series A Convertible Preferred Stock to the status of authorized but unissued and undesignated preferred stock.

      The rights of additional authorized shares of common stock would be identical to shares now authorized.

      The authorization of common stock will not, in itself, have any effect on your rights as a shareholder. If the Board were to issue additional shares of common stock for other than a stock split or dividend, however, it could have a dilutive effect on our earnings per share and on your voting power in the Company.

      We believe that the proposed increase in the number of authorized shares of common stock is in the best interests of our shareholders. It is important for the Board to have the flexibility to act promptly to meet future business needs as they arise. Sufficient shares should be readily available to maintain our financing and capital raising flexibility, employee benefit plans such as the 2003 Stock Option Plan, matching contributions under our 401(k) Plan, acquisitions and mergers, stock splits and dividends and other proper business purposes. Having a limited number of shares available severely limits our flexibility and hinders our ability to raise capital and attract employees.

      By having additional shares readily available for issuance, we will be able to act expeditiously without spending the time and incurring the expense of soliciting proxies and holding special meetings of shareholders.

      We have no present plans, agreements, commitments or understandings for the issuance or use of these proposed additional shares of common stock. We continue, however, to evaluate financing alternatives in order to enhance our financial position and to assure prospective customers, vendors, investors and others of our financial stability. While we have no present commitments for any specific financing, we would be required to issue a portion of the additional authorized shares of common stock in any new financing that we complete in 2003 or thereafter.

      The Board may only issue additional shares of common stock without action on your part if the action is permissible under Washington corporate law and the rules of the Nasdaq National Market System, on which our common stock is listed. For example, approval by the shareholders would be required by Nasdaq rules if the issuance of shares of common stock, or securities convertible into common stock, such as the preferred stock, would result in a change of control of the Company. Nasdaq also requires shareholder approval before the issuance of shares in private transactions equal to 20% or more of the voting power outstanding before the issuance for less than the greater of the book value or market value of the common stock. Exceptions to these rules may be made upon application to Nasdaq.

      The future issuance of additional shares of common stock also could be used to block an unsolicited acquisition through the issuance of large blocks of stock to persons or entities considered by our officers and directors to be opposed to such acquisition, which might be deemed to have an anti-takeover effect (i.e., might impede the completion of a merger, tender offer or other takeover attempt). In fact, the mere existence of such a block of authorized but unissued shares, and the Board’s ability to issue such shares without shareholder approval, might deter a bidder from seeking to acquire our shares on an unfriendly basis. While the authorization of additional shares of common stock might have such effect, the Board does not intend or view the proposed increase in authorized common stock as an anti-takeover measure, nor are we aware of any proposed transactions of this type.

Board Recommendation. The Board of Directors recommends that you vote “for” approval of the amendment to our Restated Articles of Incorporation to increase the number of authorized shares of common stock from 100 million to 120 million.

Proposal 3:     Approval of the 2003 Stock Option Plan

      On February 5, 2003, the Board of Directors approved the adoption of the 2003 Stock Option Plan, subject to shareholder approval. The complete text of the 2003 Stock Option Plan is set forth in Exhibit A to this proxy statement. The following summary description is qualified in its entirety by reference to the full text of the 2003 Stock Option Plan.

      We believe that the approval of the 2003 Stock Option Plan is in the best interest of our shareholders. Stock options are a key factor in attracting, rewarding and retaining employees, including officers. Stock options serve to align the interest of optionees with the interests of our shareholders. Having no options available for grant would adversely affect our ability to attract and retain employees, officers, directors, agents and consultants.

      We currently have two stock option plans: the 1999 Stock Option Plan and the 2000 Non-Executive Employee Stock Option Plan. As of December 31, 2002, options covering 22,496 shares were available for grant under the 1999 Stock Option Plan and options covering 28,919 shares were available for grant under the 2000 Non-Executive Employee Stock Option Plan.

      Purposes of the Plan. The purposes of the 2003 Stock Option Plan are to provide a means for us to attract, reward and retain the services and advice of our employees, officers, directors, agents and consultants, and to provide them with added incentives by encouraging ownership of our common stock.

      Maximum Number of Shares. The 2003 Stock Option Plan provides that up to 4,000,000 shares of common stock may be issued pursuant to the Plan. These numbers would be adjusted for changes in our capital structure, such as a stock split. If any option granted expires or is surrendered, cancelled or terminated for any reason without having been exercised in full, the unpurchased shares subject to such option shall again be available for grant.

      Types of Options. The options granted may be either incentive stock options (“ISOs”) or nonqualified stock options, although ISOs may be granted only to employees. The Board determines the term of each option and when options are exercisable. The Board’s practice generally has been to have options become exercisable over a four-year period, with 25% becoming exercisable one year after grant and then ratably monthly over the next 36 months. Options granted to directors generally vest over a three-year period, one-third each year. Under this plan, options expire no later than ten years from the date of grant, although the Board may grant options that expire earlier.

      Eligible Participants. Eligible participants include current or future employees (including employees who are directors), officers, independent directors, agents and consultants. The Board has the authority to select the persons to whom awards are given.

      Our practice is to grant options to all new employees upon employment and to grant additional options to all employees as part of their annual reviews. We had approximately 850 employees as of March 1, 2003.

      If the 2003 Stock Option Plan is approved, the Board plans to grant options to each of Messrs. Cutler, Evans, Kennedy, Kiely and Owens for 20,000 shares, with an exercise price per share equal to the fair market value of our common stock as of the date of the Annual Meeting.

      Exercise Prices. The Board determines the exercise price of options. The exercise price for both ISOs and nonqualified options may not be less than 100% of the fair market value of our common stock on the date of grant. For any grant of ISOs to employees who own more than 10% of our voting stock, the exercise price must be not less than 110% of the fair market value on the date of grant and the term of the ISO cannot exceed five years.

      Maximum Size of Grants. No one optionee may receive options for more than 1,000,000 shares in any one year.

      Transferability. Recent changes to the Internal Revenue Code and SEC rules now permit nonqualified options to be transferable. While generally such options remain non-transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, the Board, in its discretion and subject to such terms and conditions as it shall specify, may permit the transfer of a nonqualified option to an optionee’s family members or to one or more trusts or partnerships established for the benefit of such family members. ISOs remain non-transferable other than by will or the laws of descent and distribution.

      Termination of Service. Unless otherwise determined by the Board or specified in a particular option agreement, if an optionee’s employment or service with us terminates, other than for cause, death or disability, the optionee may exercise the portion of his or her option exercisable at the time of termination for a period of three months after termination, or, if earlier, until the option expires. If the optionee is terminated for “cause” or “resigns in lieu of dismissal” (as such terms are defined in the Plan), the option is deemed to have terminated at the time of the first act which led to such termination or resignation. If an optionee dies while employed by or providing services to us, or an optionee’s employment or other relationship with us terminates due to permanent and total disability, the optionee or his or her successor has 12 months from such event to exercise the option (including any unvested portion), or, if earlier, until the option expires. The Board has the authority to extend those three-month and 12-month periods, but not beyond the expiration date of any option, and to increase the portion of an option that is exercisable.

      Change in Control Provisions. In order to maintain the rights of participants in the event of a merger, consolidation or plan of exchange, other than in which the holders of at least 50% of our voting securities hold at least 50% of the voting securities of the surviving corporation, or a sale of all or substantially all of the our assets, or our liquidation or dissolution, then, unless the existing options are continued or assumed by the successor entity, with appropriate adjustments, the 2003 Stock Option Plan and existing options shall terminate upon the effective date of the transaction. In such event, each optionee would have the opportunity to exercise his or her options in full, including any portion not then vested, prior to the effective date of the transaction.

      Amendments. The Board is authorized to amend the 2003 Stock Option Plan, except that shareholder approval is required for any amendment that would:

•	increase the number of shares available,

•	permit the granting of stock options to a new class of persons not presently covered by the 2003 Stock Option Plan, or

•	be required by applicable law or regulation.

      The Board, in its discretion, may include further provisions and limitations in any option agreement, as it deems equitable and in our best interests. The Board, subject to the terms of the Plan and applicable law, may also amend outstanding options, except that no amendment may be made which impairs or diminishes the rights of an option holder without such holder’s consent. The Board expressly does not have the right to reduce the exercise price of outstanding options.

      U.S. Tax Consequences of the 2003 Stock Option Plan. Under U.S. federal tax laws, the grant of a stock option will not result in taxable income at the time of the grant for us or the optionee. The optionee will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and we will receive no deduction when an ISO is exercised. Upon exercising a nonqualified stock option, the optionee will recognize ordinary income in the amount by which the fair market value of the common stock at the time of exercise exceeds the option price; we will be entitled to a deduction for the same amount. Such income is subject to withholding tax as “wages”.

      The tax treatment of an optionee for a disposition of shares acquired through the exercise of an option is dependent upon the length of time the shares have been held and on whether such shares were acquired by exercising an ISO or a nonqualified stock option. Generally upon the sale of shares obtained by exercising a nonqualified option, the option will treat the gain realized on the sale over the market value of our common stock on the exercise as a capital gain. If an employee exercises an ISO and holds the shares for two years from the date of grant and one year after exercise, then any gain or loss realized based on the exercise price of the option will be treated as long-term capital gain or loss. Shares obtained by an exercise of an ISO which are sold without satisfying these holding periods will be treated as shares received from the exercise of a nonqualified option.

      Generally, there will be no tax consequence to us in connection with the disposition of shares acquired under an option except that we may be entitled to a deduction in the case of a disposition of shares acquired upon exercise of an ISO before the applicable ISO holding periods have been satisfied.

      Section 162(m) of the Internal Revenue Code limits to $1 million per person the amount we may deduct for compensation paid to any of its most highly compensated employees. Compensation received through the exercise of stock options is not subject to this $1 million limit if the option and plan meet certain requirements, including options granted with an exercise price at not less than fair market value. Our policy is to grant options meeting the requirements of Section 162(m) and applicable regulations to our most highly compensated employees.

      Stock Price Information. The last sales price of our common stock as reported on the Nasdaq National Market System on March 24, 2003 was $XXXX.

      Equity Compensation Plan Information. The following table provides information as of December 31, 2002, with respect to compensation plans under which our common stock are authorized for issuance, including plans previously approved by our shareholders and plans not previously approved by our shareholders.

	Number of Shares of Common	Weighted-average	Number of Shares of Common Stock
	Stock to be Issued Upon	Exercise Price of	Available for Future Issuance Under
	Exercise of Outstanding	Outstanding Options,	Equity Compensation Plans (excluding
Plan Category	Options, Warrants and Rights	Warrants and Rights	shares reflected in 1st column)

Equity plans approved by shareholders (1)	7,590,149	$5.23	3,621,819
Equity plans not approved by shareholders (2)	6,135,453	$3.66	28,919

(1)	The shareholders have previously approved the 1988, the 1995 Independent Director, the 1995 and the 1999 stock option plans and the 2001 Employee Stock Purchase Plan. Pursuant to these stock option plans, incentive and nonqualified options may be granted to employees, officers, directors, agents and consultants. Under the stock option plans approved by shareholders, 22,496 shares remained available for grant. Under the 2001 Employee Stock Purchase Plan, all employees are eligible to participate and have the right to purchase shares in three month offering periods at the lesser of (a) 85% of the fair market value of the common stock at the beginning of each offering period or (b) 100% of the fair market value of the common stock at the end of each offering period. The 2001 Employee Stock Purchase Plan covers a total of 4,000,000 shares; at December 31, 2002, we had issued a total of 400,677 shares under this Plan and had a total of 3,599,323 shares available for future issuance. The first two columns do not include the shares available under the 2001 Employee Stock Purchase Plan for the offering period that spans December 31, 2002, as neither the number of shares to be issued in that offering period nor the offering price was then determinable.

(2)	The shareholders have not approved the 2000 Non-Executive Employee Stock Option Plan nor the issuance of warrants to certain entities and individuals for services. Under the 2000 Non-Executive Employee Stock Option Plan approved by the Board of Directors on March 30, 2000, we may issue an aggregate of 6,000,000 shares pursuant to non-qualified options to employees, agents and consultants but not to officers or directors. Otherwise the 2000 Non-Executive Employee Stock Option Plan is similar to the 2003 Stock Option Plan described above. At December 31, 2002, under this plan we had options for 5,790,453 shares outstanding and options for 28,919 shares available for grant. From time to time we have issued warrants as compensation to consultants for services without shareholder approval. As of December 31, 2002, we had warrants outstanding covering an aggregate of 345,000 shares of common stock initially issued to two companies and one individual for financial consulting services. All these warrants were granted with exercise prices equal to the fair market value of our common stock at the date of grant, expire in 2004 and may be exercised for cash or pursuant to “cashless” exercise features.

Board Recommendation. The Board of Directors recommends that you vote “for” the approval of the 2003 Stock Option Plan.

Other Business

      The Board knows of no other matters to be brought before the Annual Meeting of Shareholders. If, however, other matters are properly presented at the meeting, the individuals designated on the proxy card will vote your shares according to their judgement on those matters.

INFORMATION ABOUT SHAREHOLDER PROPOSALS

AND NOMINATING DIRECTOR CANDIDATES

Shareholder Proposals

      In order for a shareholder proposal to be considered for inclusion in our proxy statement for the year 2004 Annual Meeting, we must receive the written proposal no later than December 6, 2003. Such proposals also must comply with Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in company sponsored proxy materials.

      In order for a shareholder proposal to be raised from the floor during the year 2004 Annual Meeting, written notice of the proposal must be received by us not less than 60 nor more than 90 days prior to the meeting or, if later, by the 10th business day following the first public announcement of the meeting. The proposal must also contain the information required in our Bylaws for shareholder proposals, including:

•	a brief description of the business you wish to bring before the meeting, the reasons for conducting such business and the language of the proposal,

•	your name and address,

•	the number of shares of our common stock which you own and when you acquired them,

•	a representation that you intend to appear at the meeting, in person or by proxy, and

•	any material interest you have in the business to be brought before the meeting.

      The Chairman of the Board, if the facts so warrant, may direct that any business was not properly brought before the meeting in accordance with our Bylaws.

Director Candidates

      You may propose director candidates for consideration by our Board by simply writing us.

      In addition, our Bylaws permit shareholders to nominate directors at a shareholders’ meeting. In order to nominate a director at a shareholders’ meeting, you must notify us not fewer than 60 nor more than 90 days in advance of the meeting or, if later, by the 10th business day following the first public announcement of the meeting. In addition, the proposal must contain the information required in our Bylaws for director nominations, including:

•	your name and address,

•	the number of shares of our common stock which you own and when you acquired them,

•	a representation that you intend to appear at the meeting, in person or by proxy,

•	each nominee’s name, age, address, and principal occupation or employment,

•	all information concerning the nominee that must be disclosed about nominees in proxy solicitations under the SEC proxy rules, and

•	each nominee’s executed consent to serve as a director if so elected.

      The Chairman of the Board, in his discretion, may determine that a proposed nomination was not made in accordance with the required procedures and, if so, disregard the nomination.

      If you wish to obtain a free copy of our Bylaws or make proposals or nominate candidates for the Board, please contact Kenneth W. Johnson, Secretary, Cray Inc., 411 First Avenue South, Suite 600, Seattle, WA 98104-2860.

      Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, including financial statements and schedules, forms a part of our 2002 Annual Report that was mailed to shareholders with this Proxy Statement. Additional copies of the 2002 Annual Report on Form 10-K may be obtained without charge by writing to Kenneth W. Johnson, Secretary, Cray Inc., 411 First Avenue South, Suite 600, Seattle, WA 98104-2860.

By order of the Board of Directors,

KENNETH W. JOHNSON
Secretary

Seattle, Washington

April 3, 2003

Exhibit A

CRAY INC.

2003 STOCK OPTION PLAN

      1. Purpose.

      The purpose of the 2003 Stock Option Plan (the “Plan”) is to enable Cray Inc. (the “Company”) to attract, reward and retain the services or advice of the current or future employees, officers, directors, agents and consultants of the Company and its subsidiaries, and to provide added incentives to them by encouraging stock ownership in the Company.

      2. Stock Subject to This Plan.

      Subject to adjustment as provided below and in Section 6 hereof, the stock subject to this Plan shall consist of shares of the Company’s common stock (the “Common Stock”), and the total number of shares of Common Stock to be delivered upon the exercise of all options granted under this Plan shall not exceed 4,000,000 shares, as such Common Stock was constituted on the effective date of this Plan. If any option granted under this Plan shall expire, be surrendered, exchanged for another option, cancelled or terminated for any reason without having been exercised in full, the unpurchased shares subject to such option shall again be available for purposes of this Plan, including for replacement options which may be granted in exchange for such surrendered, cancelled or terminated options. Shares issued upon exercise of options granted under this Plan may be subject to such restrictions on transfer, repurchase rights or other restrictions as may be determined by the Board.

      3. Administration.

      This Plan shall be administered by the Board of Directors of the Company (the “Board”). The Board may suspend, amend or terminate this Plan as provided in Section 8.

            3.1  Powers. Subject to the specific provisions of this Plan, the Board shall have the authority, in its discretion from time to time: (a) to grant the stock options described in Section 5, including Incentive Stock Options and Non-Qualified Stock Options, and to designate each option granted as an Incentive Stock Option or a Non-Qualified Stock Option; (b) to determine, in accordance with Section 5.1(f) of this Plan, the fair market value of the shares of Common Stock subject to options; (c) to determine the exercise price per share of options; (d) to determine the Optionees (as defined herein) to whom, and the time or times at which, options shall be granted and the number of shares of Common Stock to be represented by each option; (e) to interpret this Plan; (f) to prescribe, amend and rescind rules and regulations relating to this Plan; (g) to determine the terms and provisions of each option granted (which need not be identical) and, with the consent of the holder thereof, modify or amend each option; (h) to defer, with the consent of the Optionee, or to accelerate the exercise date of any option; (i) to waive or modify any term or provision contained in any option applicable to the underlying shares of Common Stock; (j) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an option previously granted by the Board; (k) to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any stock option agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect; and (l) to make all other determinations deemed necessary or advisable for the administration of this Plan. The foregoing notwithstanding, the Board does not have the authority to reduce the exercise price of outstanding options, directly or indirectly. The interpretation and construction by the Board of any terms or provisions of this Plan, any option issued hereunder or of any rule or regulation promulgated in connection herewith and all actions taken by the Board shall be conclusive and binding on all interested parties. The Board may delegate administrative functions to individuals who are officers or employees of the Company.

            3.2  Limited Liability. No member of the Board or officer of the Company shall be liable for any action or inaction of the entity or body, or another person or, except in circumstances involving bad faith, of himself or herself. Subject only to compliance with the explicit provisions hereof, the Board may act in its absolute discretion in all matters related to this Plan.

            3.3  Securities Exchange Act of 1934. At any time that the Company has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), this Plan shall be administered by the Board in accordance with Rule 16b-3 adopted under the Exchange Act, as such rule may be amended from time to time.

            3.4  Committee. The Board by resolution may delegate to a committee of the Board consisting of one or more members (the “Committee”) any or all authority for administration of the Plan. If a Committee is appointed, all references to the Board of Directors in the Plan shall mean and relate to such Committee, except that only the Board of Directors may amend, modify, suspend or terminate the Plan as provided in Section 8.

      4. Eligibility.

      The Board may award options to any current or future employee, officer, director, agent or consultant of the Company or any of its subsidiaries. Any party to whom an option is granted under this Plan is referred to as an “Optionee.”

      5. Awards.

      The Board, may take the following actions from time to time, separately or in combination, under this Plan: (a) grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to any employee of the Company or its subsidiaries, as provided in Section 5.1 of this Plan; (b) grant options other than Incentive Stock Options (“Non-Qualified Stock Options”), as provided in Section 5.2 of this Plan; (c) grant options to officers, employees and others in foreign jurisdictions, as provided in Section 5.7 of this Plan; and (d) grant options in certain acquisition transactions, as provided in Section 5.8 of this Plan. No person may be granted options to acquire more than 1,000,000 shares of Common Stock in any fiscal year of the Company.

            5.1  Incentive Stock Options. Incentive Stock Options shall be subject to the following terms and conditions:

                 (a) Incentive Stock Options may be granted under this Plan only to employees of the Company or its subsidiaries within the meaning of Section 422(a)(2) of the Code, including employees who are directors.

                 (b) No employee may be granted Incentive Stock Options under this Plan to the extent that the aggregate fair market value, on the date of grant, of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by that employee during any calendar year, under this Plan and under any other incentive stock option plan (within the meaning of Section 422 of the Code) of the Company or any subsidiary, exceeds $100,000. To the extent that any option designated as an Incentive Stock Option exceeds the $100,000 limit, such option shall be treated as a Non-Qualified Stock Option. In making this determination, options shall be taken into account in the order in which they were granted, and the fair market value of the shares of Common Stock shall be determined as of the time that the option with respect to such shares was granted.

                 (c) An Incentive Stock Option may be granted under this Plan to an employee possessing more than 10% of the total combined voting power of all classes of stock of the Company (as determined pursuant to the attribution rules contained in Section 424(d) of the Code) only if the exercise price is at least 110% of the fair market value of the Common Stock subject to the option on the date the option is granted, as described in Section 5.1(f) of this Plan, and only if the option by its terms is not exercisable after the expiration of five years from the date it is granted.

                 (d) Except as provided in Section 5.5 of this Plan, no Incentive Stock Option granted under this Plan may be exercised unless at the time of such exercise the Optionee is employed by the Company or any subsidiary of the Company and the Optionee has been so employed continuously since the date such option was granted.

                 (e) Subject to Sections 5.1(c) and 5.1(d) of this Plan, Incentive Stock Options granted under this Plan shall continue in effect for the period fixed by the Board, except that no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

                 (f) The exercise price shall not be less than 100% of the fair market value of the shares of Common Stock covered by the Incentive Stock Option at the date the option is granted. The fair market value of shares shall be the closing price per share of the Common Stock on the trading date immediately prior to the date of grant as reported on a securities quotation system or stock exchange or other principal market for the Common Stock. If such shares are not so reported or listed, the Board shall from time to time determine the fair market value of the shares of Common Stock in its discretion.

                 (g) The provisions of clauses (b) and (c) of this Section shall not apply if either the applicable sections of the Code or the regulations thereunder are amended so as to change or eliminate such limitations or to permit appropriate modifications of those requirements by the Board.

            5.2  Non-Qualified Stock Options. Non-Qualified Stock Options shall be subject to the following terms and conditions:

                 (a) The exercise price shall not be less than 100% of the fair market value of the shares of Common Stock covered by the Non-Qualified Stock Option on the date the option is granted. The fair market value of shares of Common Stock covered by a Non-Qualified Stock Option shall be determined by the Board, as described in Section 5.1(f).

                 (b) Non-Qualified Options granted under this Plan shall continue in effect for the period fixed by the Board, except that no Non-Qualified Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

            5.3     Vesting. To ensure that the Company will achieve the purposes of and receive the benefits contemplated in this Plan, the Board, at its discretion, may establish a vesting schedule, change such vesting schedule or provide for no vesting schedule for options granted under the Plan. In establishing a vesting schedule, the Board may set a “Base Date”, meaning a reference date for the specific option grant and Optionee. If no Base Date is established by the Board for a specific option grant, then the date of grant of the option by the Board shall constitute the Base Date.

            5.4     Nontransferability. Each option granted under this Plan and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution or, with respect to Non-Qualified Stock Options, pursuant to a qualified domestic relations order. The foregoing notwithstanding, the Board on conditions it determines may permit the transferability of a Non-Qualified Stock Option by an Optionee solely to members of the Optionee’s family or to one or more trusts or partnerships for the benefit of such family members. Any purported transfer or assignment in violation of this provision shall be void.

            5.5     Termination of Options.

                 5.5.1     Generally. Unless otherwise determined by the Board or specified in the Optionee’s Option Agreement, if the Optionee’s employment or service with the Company and its subsidiaries terminates for any reason other than for cause, resignation, retirement, disability or death, and unless by its terms the option sooner terminates or expires, then the Optionee may exercise, for a three-month period, that portion of the Optionee’s option which was exercisable at the time of such termination of employment or service (provided the conditions of Section 5.6.4 and any other conditions specified in the Option Agreement shall have been met by the date of exercise of such option). For purposes of this Section 5.5, references to employment or service with the Company, and similar references, shall include the Company or any of its subsidiaries.

                 5.5.2     For Cause; Resignation.

                         (a)     If an Optionee is terminated for cause or resigns in lieu of dismissal, any option granted hereunder shall be deemed to have terminated as of the time of the first act which led or would have led to the termination for cause or resignation in lieu of dismissal, and such Optionee shall thereupon have no right to purchase any shares of Common Stock pursuant to the exercise of such option, and any such exercise shall be null and void. Termination for “cause” shall include (i) the violation by the Optionee of any reasonable rule or policy of the Board of Directors or the Optionee’s superiors or the chief executive officer or the President of the Company that results in damage to the Company or which, after notice to do so, the Optionee fails to correct within a reasonable time; (ii) any willful misconduct or gross negligence by the Optionee in the responsibilities assigned to him or her; (iii) any willful failure to perform his or her job as required to meet the objectives of the Company; (iv) any wrongful conduct of an Optionee which has an adverse impact on the Company or which constitutes a misappropriation of the assets of the Company; (v) unauthorized disclosure of confidential information; or (vi) the Optionee’s performing services for any other company or person which competes with the Company while he or she is employed by or provides services to the Company, without the prior written approval of the Chairman or President of the Company. “Resignation in lieu of dismissal” shall mean a resignation by an Optionee of employment with or service to the Company if (i) the Company has given prior notice to such Optionee of its intent to dismiss the Optionee for circumstances that constitute cause, or (ii) within two months of the Optionee’s resignation, the Chairman or President of the Company or the Board of Directors determines, which determination shall be final and binding, that such resignation was related to an act which would have led to a termination for cause.

                         (b)     If an Optionee resigns from the Company, the right of the Optionee to exercise his or her option shall be suspended for a period of two months from the date of resignation, unless the Chairman or the President of the Company or the Board of Directors determines otherwise in writing. Thereafter, unless there is a determination that the Optionee resigned in lieu of dismissal, the option may be exercised at any time prior to the earlier of (i) the expiration date of the option, or (ii) the expiration of three months after the date of resignation, for that portion of the Optionee’s option which was exercisable at the time of such resignation (provided the conditions of Section 5.6.4 and any other conditions specified in the Option Agreement shall have been met at the date of exercise of such option).

                 5.5.3     Retirement. Unless otherwise determined by the Board, if an Optionee’s employment or service with the Company is terminated with the Company’s approval for reasons of age, the Option may be exercised at any time prior to the earlier of (a) the expiration date of the option or (b) the expiration of three months after the date of such termination of employment or service, for that portion of the Optionee’s option which was exercisable at the time of such termination of employment or service (provided the conditions of Section 5.6.4 and any other conditions specified in the Option Agreement shall have been met at the date of exercise of such option).

                 5.5.4     Disability. Unless otherwise determined by the Board, if an Optionee’s employment or relationship with the Company terminates because of a permanent and total disability (as defined in Section 22(e)(3) of the Code), the Option may be exercised at any time prior to the earlier of (a) expiration date of the Option or (b) the expiration of 12 months after the date of such termination for up to the full number of shares of Common Stock covered thereby, including any portion not yet vested (provided the conditions of Section 5.6.4 and any other conditions specified in the Option Agreement shall have been met by the date of exercise of such Option).

                 5.5.5     Death. Unless otherwise determined by the Board, in the event of the death of an Optionee while employed by or providing service to the Company, the Option may be exercised at any time prior to the earlier of (a) the expiration date of the Option or (b) the expiration of 12 months after the date of death by the person or persons to whom such Optionee’s rights under the option shall pass by the Optionee’s will or by the applicable laws of descent and distribution for up to the full number of shares of Common Stock covered thereby, including any portion not yet vested (provided the conditions of Section 5.6.4 and any other conditions specified in the Option Agreement shall have been met by the date of exercise of such Option).

                 5.5.6     Extension of Exercise Period. The Board, at the time of grant or at any time thereafter, may extend the three-month and 12-month exercise periods to any length of time not longer than the original expiration date of the option, and may increase the portion of an option that is exercisable, subject to such terms and conditions as the Board may determine; provided, that any extension of the exercise period or other modification of an Incentive Stock Option shall be subject to the written agreement and acknowledgment by the Optionee that the extension or modification disqualifies the option as an Incentive Stock Option.

                 5.5.7     Failure to Exercise Option. To the extent that the option of any deceased Optionee or of any Optionee whose employment or service terminates is not exercised within the applicable period, all rights to purchase shares of Common Stock pursuant to such options shall cease and terminate.

                 5.5.8     Leaves. For purposes of this Section 5.5, employment shall be deemed to continue while the Optionee is on military leave, sick leave or other bona fide leave of absence (as determined by the Board) in accordance with the policies of the Company.

            5.6     Exercise.

                 5.6.1     Procedure. Subject to the provisions of Section 5.3 above, each Option may be exercised in whole or in part; provided, however, that no fewer than 100 shares (or the remaining shares then purchasable under the Option, if less than 100 shares) may be purchased upon any exercise of any Option granted hereunder and that only whole shares will be issued pursuant to the exercise of any Option (the number of 100 shares shall not be changed by any transaction or action described in Section 6 unless the Board determines that such a change is appropriate). Options shall be exercised by delivery to the Secretary of the Company or his or her designated agent of written notice of the number of shares with respect to which the Option is exercised, together with payment in full of the exercise price.

                 5.6.2     Payment. Payment of the option exercise price shall be made in full at the time the written notice of exercise of the option is delivered to the Secretary of the Company or his or her designated agent and shall be in cash or check or pursuant to irrevocable instructions to a stock broker to deliver the amount of sales proceeds necessary to pay the appropriate exercise price and withholding tax obligations, all in accordance with applicable governmental regulations, for the shares of Common Stock being purchased. The Board may determine at the time the option is granted for Incentive Stock Options, or at any time before exercise for Non-Qualified Stock Options, that additional forms of payment will be permitted.

                 5.6.3     Withholding. Prior to the issuance of shares of Common Stock upon the exercise of an option, the Optionee shall pay to the Company the amount of any applicable federal, state and local tax withholding obligations. In addition, the Optionee shall pay to the Company promptly any required federal, state and local withholding obligations arising out of a disqualifying disposition of an Incentive Stock Option. The Company may withhold any distribution in whole or in part until the Company is so paid. The Company shall have the right to withhold such amount from any other amounts due or to become due from the Company, as the case may be, to the Optionee, including salary (subject to applicable law) or to retain and withhold a number of shares having a market value not less than the amount of such taxes required to be withheld by the Company to reimburse it for any such taxes and cancel (in whole or in part) any such shares so withheld.

                 5.6.4     Conditions Precedent to Exercise. The Board may establish conditions precedent to the exercise of any option, which shall be described in the relevant Option Agreement.

            5.7     Foreign Qualified Grants. Options under this Plan may be granted to officers and employees of the Company or any of its subsidiaries and other persons described in Section 4 who reside in foreign jurisdictions as the Board may determine from time to time. The Board may adopt such supplements to the Plan as are necessary to comply with the applicable laws of such foreign jurisdictions and to afford Optionees favorable treatment under such laws; provided, however, that no award shall be granted under any such supplement on terms which are more beneficial to such Optionees than the terms permitted by this Plan.

            5.8     Corporate Mergers, Acquisitions, Etc. The Board may also grant options under this Plan having terms, conditions and provisions that vary from those specified in this Plan provided that such options are granted in substitution for, or in connection with the assumption of, existing options granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a corporate merger, consolidation, acquisition of property or stock, reorganization or liquidation to which the Company is a party.

            5.9     Holding Period. Unless otherwise determined by the Board, if a person subject to Section 16 of the Exchange Act exercises an option within six months of the date of grant of the option, the shares of Common Stock acquired upon exercise of the option may not be sold until six months after the date of grant of the option.

            5.10     Option Agreements. Options granted under this Plan shall be evidenced by written stock option agreements (“Option Agreements”) which shall contain such terms, conditions, limitations and restrictions as the Board shall deem advisable and which are consistent with this

Plan. All Option Agreements shall include or incorporate by reference the applicable terms and conditions contained in this Plan.

6.	Adjustments Upon Changes in Capitalization.

            6.1     Stock Splits, Capital Stock Adjustments. The aggregate number and class of shares for which options may be granted under this Plan, the number and class of shares covered by each outstanding option and the exercise price per share thereof (but not the total price), and each such option, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a stock split, stock dividend or consolidation of shares or any like capital stock adjustment.

            6.2     Effect of Merger, Sale of Assets, Liquidation or Dissolution.

                 6.2.1     Termination Unless Assumption or Substitution. Upon the effective date of a merger, consolidation or plan of exchange (other than a merger, consolidation or plan of exchange involving the Company in which the holders of voting securities of the Company immediately prior to such transaction own at least 50% of the voting power of the outstanding securities of the surviving corporation or a parent of the surviving corporation after such transaction), or a sale of all or substantially all the assets of the Company, or a liquidation or dissolution of the Company, the Plan and any option theretofore granted hereunder shall terminate, unless provisions be made in writing in connection with such transaction for the continuance of the Plan and for the assumption of options theretofore granted, or the substitution for such options, with new options covering the shares of a successor corporation, or a parent, affiliate or subsidiary thereof, with appropriate adjustments as to number and kind of shares and prices thereof, in which event the Plan and the options granted under it, or the new options substituted therefor, shall continue in the manner and under the terms so provided.

                 6.2.2     Exercise and Vesting. If provision is not made pursuant to the preceding Section 6.2(a) in connection with such a transaction for the continuance of the Plan and for the assumption of options, or the substitution for such options of new options covering the shares of a successor employer corporation or a parent, affiliate or subsidiary thereof, then each Optionee under the Plan shall be entitled, prior to the effective date of any such transaction, to exercise the option for the full number of shares covered thereby, including any portion not yet vested (provided that the conditions of Section 5.6.4 and any other conditions specified in the Option Agreement shall have been met at the date of exercise of such option).

            6.3     Fractional Shares. In the event of any adjustment in the number of shares covered by any option, any fractional shares resulting from such adjustment shall be disregarded and each such option shall cover only the number of full shares resulting from such adjustment.

            6.4     Determination of Board to Be Final. All adjustments under this Section 6 shall be made by the Board of Directors, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. Unless an Optionee agrees otherwise, any change or adjustment to an Incentive Stock Option shall be made, if possible, in such a manner so as not to constitute a “modification,” as defined in Section 424(h) of the Code, and so as not to cause the Optionee’s Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option.

7.	Securities Regulations.

            7.1     Compliance with Law. Shares of Common Stock shall not be issued with respect to an option granted under this Plan unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, applicable laws of foreign countries and other jurisdictions and the requirements of any quotation service or stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance, including the availability of an exemption from registration for the issuance and sale of any shares hereunder. The inability of the Company to obtain, from any regulatory body having jurisdiction, the authority deemed by the Company’s counsel to be necessary for the lawful issuance and sale of any shares hereunder or the unavailability of an exemption from registration for the issuance and sale of any shares hereunder shall relieve the Company of any liability with respect of the nonissuance or sale of such shares as to which such requisite authority shall not have been obtained.

            7.2     Investment Purpose. As a condition to the exercise of an option, the Company may require the Optionee to represent and warrant at the time of any such exercise that the shares of Common Stock are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any relevant provision of the aforementioned laws. The Company may place a stop-transfer order against any shares of Common Stock on the official stock books and records of the Company, and a legend may be stamped on stock certificates to the effect that the shares of Common Stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation. The Board may also require such other action or agreement by the Optionees as may from time to time be necessary to comply with the federal and state securities laws. THIS PROVISION SHALL NOT OBLIGATE THE COMPANY TO UNDERTAKE REGISTRATION OF THE OPTIONS OR STOCK THEREUNDER.

      8.     Amendment and Termination.

            8.1     Plan. The Board of Directors may at any time suspend, amend or terminate this Plan, provided that, except as set forth in Section 6, the approval of the Company’s shareholders is necessary within 12 months before or after the adoption by the Board of Directors of any amendment that will:

                         (a)     increase the number of shares of Common Stock that are to be reserved for the issuance of options under this Plan;

                         (b)     permit the granting of stock options to a class of persons other than those presently permitted to receive stock options under this Plan; or

                         (c)     require shareholder approval under applicable law, including Section 16(b) of the Exchange Act, or the regulations of any securities market or exchange on which the Common Stock is then listed for trading or quotation.

            8.2     Options. Subject to the requirements of Section 422 of the Code with respect to Incentive Stock Options and to the terms and conditions and within the limitations of this Plan, the Board may modify or amend outstanding options granted under this Plan. The modification or amendment of an outstanding option shall not, without the consent of the Optionee, impair or diminish any of his or her rights or any of the obligations of the Company under such option. Except as otherwise provided in this Plan, no outstanding option shall be terminated without the consent of the Optionee. Unless the Optionee agrees otherwise, any changes or adjustments made to outstanding Incentive Stock Options granted under this Plan shall be made in such a manner so as not to constitute a “modification,” as defined in Section 424(h) of the Code, and so as not to cause any Incentive Stock Option issued hereunder to fail to continue to qualify as an Incentive Stock Option as defined in Section 422(b) of the Code.

            8.3     Automatic Termination. Unless sooner terminated by the Board of Directors, this Plan shall terminate ten years from the date on which this Plan is adopted by the Board. No option may be granted after such termination or during any suspension of this Plan. The amendment or termination of this Plan shall not, without the consent of the Optionee, alter or impair any rights or obligations under any option theretofore granted under this Plan.

      9.     Miscellaneous.

            9.1     Time of Granting Options. The date of grant of an option shall, for all purposes, be the date on which the Company completes the required corporate action relating to the grant of an option; the execution of an Option Agreement and the conditions to the exercise of an option shall not defer the date of grant.

            9.2     No Status as Shareholder. Neither the Optionee nor any party to which the Optionee’s rights and privileges under the option may pass shall be, or have any of the rights or privileges of, a shareholder of the Company with respect to any of the shares of Common Stock issuable upon the exercise of any option granted under this Plan unless and until such option has been exercised and the issuance (as evidenced by the appropriate entry on the books of the Company or duly authorized transfer agent of the Company) of the stock certificate evidencing such shares.

            9.3     Status as an Employee. Nothing in this Plan or in any option granted pursuant to this Plan shall confer upon any Optionee any right to continue in the employ of the Company, or to interfere in any way with the right of the Company to terminate his or her employment or other relationship with the Company at any time.

            9.4     Reservation of Shares. The Company, during the term of this Plan, at all times will reserve and keep available such number of shares of Common Stock as shall be sufficient to satisfy the requirements of this Plan.

      10.     Effectiveness of This Plan. This Plan shall become effective upon adoption by the Board so long as it is approved by the Company’s shareholders any time within 12 months after the adoption of this Plan. No option granted under this Plan to any officer or director of the Company shall become exercisable, however, until the Plan is approved by the shareholders, and any options granted prior to such approval shall be conditioned upon and are subject to such approval.

      Adopted by the Board of Directors as of February 5, 2003, and approved by the Shareholders on                .

PROXY

CRAY INC.
Annual Meeting of Shareholders
May 21, 2003, 2:00 p.m.
411 First Avenue South, Seattle, Washington

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PLEASE SIGN AND RETURN THIS PROXY

The undersigned hereby appoints Burton J. Smith and James E. Rottsolk, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Cray Inc. (the “Company”) on May 21, 2003, and any adjournments thereof, with all powers that the undersigned would possess if personally present, with respect to the following:

The shares represented by this proxy will be voted as specified on the reverse side, but if no specification is made, this proxy will be voted for the election of director nominees and for the proposals to approve an Amendment to our Restated Articles of Incorporation and to approve the 2003 Stock Option Plan. The proxies may vote in their discretion as to other matters that may come before this meeting.

If you vote by Internet or telephone, please do not return this proxy.

(This proxy card continues and MUST be signed on the reverse side.)

- FOLD AND DETACH HERE -

Please mark
your vote as
indicated in
this example.

1.	ELECTION OF THREE DIRECTORS:

(Instructions: To withhold authority to vote for any individual, strike a line through the nominee’s name below.)

	Nominees:	1 Stephen C. Kiely
2 William A. Owens
3 Burton J. Smith

2.	Approval of an Amendment to our Restated Articles of Incorporation to increase the number of authorized shares of common stock from 100 million to 120 million shares.

3.	Approval of the 2003 Stock Option Plan.

4.	Transaction of any business that properly comes before the meeting or any adjournments thereof. A majority of the proxies or substitutes at the meeting may exercise all the powers granted hereby.

	FOR all nominees listed (except as withheld)	WITHHOLD AUTHORITY to vote for nominees listed

FOR	AGAINST	ABSTAIN

FOR	AGAINST	ABSTAIN

FOR	AGAINST	ABSTAIN

The Board of Directors recommends that you vote for election of the named Directors and in favor of Proposals 2 and 3.

PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY
CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signatures(s) _________________________________________________Date:______________________________, 2003
Please date and sign exactly as name is imprinted hereon, including designation as executor, trustee, administrator, guardian or attorney, if applicable. When shares are held by joint tenants, both should sign. A corporation must sign its name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

- FOLD AND DETACH HERE -